FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-01

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At: Jan 27 2016 09:17:07

CGCMT 2016-GC36 -- New Issue Announcement (Public)

991.214mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers: Cantor Fitzgerald & Co. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	42.973	2.92	30.000%	44.7%	14.1%
A-2	Aaa(sf)/AAAsf/AAA(sf)	22.079	4.90	30.000%	44.7%	14.1%
A-3	Aaa(sf)/AAAsf/AAA(sf)	33.518	6.81	30.000%	44.7%	14.1%
A-4	Aaa(sf)/AAAsf/AAA(sf)	225.000	9.72	30.000%	44.7%	14.1%
A-5	Aaa(sf)/AAAsf/AAA(sf)	415.175	9.86	30.000%	44.7%	14.1%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	70.409	7.32	30.000%	44.7%	14.1%
A-S	Aa2(sf)/AAAsf/AAA(sf)	52.017	9.90	25.500%	47.6%	13.2%
B	NR/AA-sf/AA(sf)	75.136	9.90	19.000%	51.7%	12.2%
C	NR/A-sf/A-(sf)	54.907	9.90	14.250%	54.8%	11.5%
X-A	Aa1(sf)/AAAsf/AAA(sf)	861.171	N/A	N/A	N/A	N/A
X-B	NR/AA-sf/AAA(sf)	75.136	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,155.935mm
Number of Mortgage Loans:	58
Number of Mortgaged Properties:	104
Average Cut-off Date Mortgage Loan Balance:	$19.930mm
Weighted Average Mortgage Interest Rate:	4.7808%
Weighted Average Remaining Term to Maturity (months):	116
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	63.9%
Weighted Average Maturity Date LTV Ratio:	56.1%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.55x
Weighted Average Debt Yield on Underwritten NOI:	9.8%
% of Mortgage Loans with Mezzanine Debt:	13.3%
% of Mortgaged Properties with Single Tenants:	6.3%

Property Type:	31.1% Office, 26.2% Retail, 13.4% Mixed Use, 12.0% Hospitality, 10.2% Land, 4.3% Self Storage, 1.2% Multifamily, 0.9% Industrial, 0.5% Manufactured Housing

Top 5 States:	15.1% TX, 14.6% NY, 9.5% CO, 9.3% IN, 8.2% CA

Anticipated Timing
Global Investor Call:	Wed, January 27th
Anticipated Pricing:	Week of February 1st
Anticipated Closing:	Wed, February 17th

Investor Call Details
Date:	Wed, January 27th
Time:	2:00 PM ET
US Toll Free:	719-325-2476
Passcode:	8056465

Roadshow Schedule:	Thursday, January 28th

Minneapolis, MN - Breakfast Meeting

-The Grand Hotel (Boardroom 2 Mississippi, 6th floor)

-615 Second Avenue South, Minneapolis, MN

-8:00 AM CT

Boston, MA – Breakfast Meeting

-Boston Harbor Hotel (John Phillips Salon, Lobby Level)

-70 Rowes Wharf, Boston, MA

-8:30 AM ET

Hartford, CT - Lunch Meeting

-Max Downtown (Private Dining Room)

-185 Asylum Street, Hartford, CT

-12:30 PM ET

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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